Exhibit 99.1
IPG Photonics Appoints Greg Dougherty to Board of Directors
Brings extensive leadership and industry experience to the Board
OXFORD, Mass. – January 25, 2019 - IPG Photonics Corporation (NASDAQ: IPGP) has appointed Gregory P. Dougherty to its Board of Directors. Mr. Dougherty was an officer and director of numerous optical components and laser-based technology companies, most recently as Chief Executive Officer and a director of Oclaro, Inc. Mr. Dougherty will serve on the Company's Audit Committee and Compensation Committee, expanding the IPG Board to 10 members.
"Greg brings extensive leadership and industry expertise to IPG's Board," said Dr. Valentin Gapontsev, IPG Photonics' Chairman and Chief Executive Officer. "Greg is a proven business leader, with unique operational and strategic knowledge in the laser and photonics industries, which will be invaluable to IPG as we continue grow and expand our product offerings. We look forward to Greg's contributions to our Board."
Mr. Dougherty served as Chief Executive Officer of Oclaro, Inc., a maker of optical components and modules for the long-haul, metro and data center markets, from June 2013 and served as a director of Oclaro from April 2009, until its December 2018 acquisition. Prior to Oclaro, Mr. Dougherty served as a director of Avanex Corporation, a leading global provider of intelligent photonic solutions, from April 2005 to April 2009, when Avanex and Bookham merged to create Oclaro. Mr. Dougherty also served as a director of Picarro, Inc., a manufacturer of ultra-sensitive gas spectroscopy equipment using laser-based technology, from October 2002 to August 2013, and as its Interim Chief Executive Officer from January 2002 to April 2004.
From February 2001 until September 2002, Mr. Dougherty was the Chief Operating Officer at JDS Uniphase Corporation, an optical technology company. Prior to JDS, he was the Chief Operating Officer of SDL, Inc., a maker of laser diodes, from March 1997 to February 2001 when they were acquired by JDS. Mr. Dougherty received a bachelor's degree in optics in 1983 from the University of Rochester.
Contact
James Hillier
Vice President of Investor Relations
IPG Photonics Corporation
508-373-1467
jhillier@ipgphotonics.com
About IPG Photonics Corporation
IPG Photonics Corporation is the leader in high-power fiber lasers and amplifiers used primarily in materials processing and other diverse applications. The company’s mission is to make its fiber laser technology the tool of choice in mass production. IPG accomplishes this mission by delivering superior performance, reliability and usability at a lower total cost of ownership compared with other types of lasers and non-laser tools, allowing end users to increase productivity and decrease costs. A member of the S&P 500® Index, IPG is headquartered in Oxford, Massachusetts and has more than 25 facilities worldwide. For more information, visit www.ipgphotonics.com.
Safe Harbor Statement
Information and statements provided by IPG and its employees, including statements in this press release, that relate to future plans, events or performance are forward-looking statements. These statements involve risks and uncertainties. Any statements in this press release that are not statements of historical fact are forward-looking statements, including, but not limited to, Mr. Dougherty being invaluable to IPG, IPG’s continued growth and expansion of product offerings and Mr. Dougherty’s contributions to our Board. Factors that could cause actual results to differ materially include risks and uncertainties, certain of which are beyond IPG’s control, including uncertainties and adverse changes in the general economic conditions of markets; IPG's ability to penetrate new applications for fiber lasers and increase market share; the rate of acceptance and penetration of IPG's products; inability to manage risks associated with international customers and operations; changes in trade controls and trade policies; foreign currency fluctuations; high levels of fixed costs from IPG's vertical integration; the appropriateness of IPG's manufacturing capacity for the level of demand; competitive factors, including declining average selling prices; inventory write-downs; asset impairment charges; intellectual property infringement claims and litigation; interruption in supply of key components; manufacturing risks; government regulations and trade sanctions; and other risks identified in IPG's SEC filings. Readers are encouraged to refer to the risk factors described in IPG's Annual Report on Form 10-K (filed with the SEC on February 28, 2018) and its periodic reports filed with the SEC, as applicable. Actual results, events and performance may differ materially. Readers are cautioned not to rely on the forward-looking statements, which speak only as of the date hereof. IPG undertakes no obligation to update the forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.